DOREL INDUSTRIES INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

AUDITORS' REPORT TO THE SHAREHOLDERS OF

DOREL INDUSTRIES INC.

We have audited the consolidated balance sheets of Dorel Industries Inc. ("the Company") as at December 30, 2006 and 2005 and the consolidated statements of income, retained earnings and cash flows for each of the years in the two-year period ended December 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. With respect to the consolidated financial statements for the year ended December 30, 2006, we also conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 30, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the two-year period ended December 30, 2006 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Montreal, Canada

March 14, 2007

DOREL INDUSTRIES INC.

CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars)

ASSETS
	2006	2005
CURRENT ASSETS

Cash and cash equivalents (Note 26)	$ 25,925	$ 12,345
Accounts receivable (Note 5)	294,731	287,225
Income taxes receivable	8,264	14,817
Inventories (Note 6)	326,540	279,265
Prepaid expenses	9,652	10,288
Funds held by ceding insurer	-	3,647
Future income taxes (Note 24)	29,046	26,060

	694,158	633,647

PROPERTY, PLANT AND EQUIPMENT (Note 7)	142,002	144,248

INTANGIBLE ASSETS (Note 8)	261,966	253,245

GOODWILL (Note 27)	501,356	481,518

OTHER ASSETS (Note 9)	27,924	30,057

	$ 1,627,406	$ 1,542,715

ON BEHALF OF THE BOARD

___________________________________ DIRECTOR

___________________________________ DIRECTOR

See accompanying notes.

LIABILITIES
	2006	2005
CURRENT LIABILITIES

Bank indebtedness (Note 10)	$ 3,733	$ 4,828
Accounts payable and accrued liabilities (Note 11)	326,915	305,922
Income taxes payable	10,742	18,483
Balance of sale payable (Note 4)	605	4,946
Current portion of long-term debt (Note 12)	7,832	8,025

	349,827	342,204

LONG-TERM DEBT (Note 12)	375,135	439,634

PENSION & POST-RETIREMENT BENEFIT OBLIGATIONS (Note 15)	20,370	19,042

FUTURE INCOME TAXES (Note 24)	74,833	63,033

OTHER LONG-TERM LIABILITIES (Note 13)	7,719	6,360

SHAREHOLDERS' EQUITY

CAPITAL STOCK (Note 16)	162,555	162,503

CONTRIBUTED SURPLUS (Note 17)	6,061	3,639

RETAINED EARNINGS	567,020	478,155

CUMULATIVE TRANSLATION ADJUSTMENT (Note 19)	63,886	28,145

	799,522	672,442

	$ 1,627,406	$ 1,542,715

COMMITMENTS AND GUARANTEES (Note 20)

CONTINGENCIES (Note 21)

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

FOR THE YEARS ENDED DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars)

	2006	2005

Balance, beginning of year	$ 478,155	$ 386,833

Net income	88,865	91,322

BALANCE, END OF YEAR	$ 567,020	$ 478,155

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEARS ENDED DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

	2006	2005

Sales	$ 1,748,032	$ 1,740,693

Licensing and commission income	23,136	20,172

TOTAL REVENUE	1,771,168	1,760,865

EXPENSES
Cost of sales (Note 23)	1,363,421	1,367,217
Selling, general and administrative expenses	228,765	200,159
Depreciation and amortization	36,969	38,999
Research and development costs	8,169	7,945
Restructuring costs (Note 3)	3,671	6,982
Interest on long-term debt	29,594	31,240
Other interest	305	1,410

	1,670,894	1,653,952

INCOME BEFORE INCOME TAXES	100,274	106,913

Income taxes (Note 24)
Current	7,878	15,548
Future	3,531	43

	11,409	15,591

NET INCOME	$ 88,865	$ 91,322

EARNINGS PER SHARE (Note 25)
Basic	$ 2.70	$ 2.78
Diluted	$ 2.70	$ 2.77

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars)

	2006	2005

CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES

Net income	$ 88,865	$ 91,322

Items not involving cash:
Depreciation and amortization	36,969	38,999
Amortization of deferred financing costs	512	1,592
Future income taxes	3,531	43
Stock-based compensation (Note 18)	2,422	2,602
Pension and post-retirement defined benefit plan (Note 15)	1,368	298
Restructuring activities (Note 3)	3,840	9,335
Exchange gain from reduction of net investments in foreign operations (Note 19)	(1,985)	-
Loss (gain) on disposal of property, plant and equipment	601	(680)
	136,123	143,511

Net changes in non-cash balances related to operations (Note 26)	(29,402)	(44,643)

CASH PROVIDED BY OPERATING ACTIVITIES	106,721	98,868

FINANCING ACTIVITIES
Bank indebtedness	(1,136)	3,061
Long-term debt	(64,787)	(65,713)
Issuance of capital stock	42	1,417

CASH USED IN FINANCING ACTIVITIES	(65,881)	(61,235)

INVESTING ACTIVITIES
Acquisition of subsidiary companies (Note 26)	(4,946)	(7,440)
Additions to property, plant and equipment - net	(14,334)	(19,895)
Deferred charges	(10,628)	(7,909)
Funds held by ceding insurer	3,647	4,273
Intangible assets	(2,034)	(4,213)

CASH USED IN INVESTING ACTIVITIES	(28,295)	(35,184)

Effect of exchange rate changes on cash	1,035	(1,392)

INCREASE IN CASH AND CASH EQUIVALENTS	13,580	1,057

Cash and cash equivalents, beginning of year	12,345	11,288

CASH AND CASH EQUIVALENTS, END OF YEAR (Note 26)	$ 25,925	$ 12,345

See accompanying notes.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 1 - NATURE OF OPERATIONS

Dorel Industries Inc. (the “Company”) is a global consumer products company which designs, manufactures or sources, markets and distributes a diverse portfolio of powerful product brands, marketed through its juvenile, home furnishings, and recreational/leisure segments.  The principal markets for the Company’s products are the United States, Canada and Europe.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP) using the U.S. dollar as the reporting currency.  The U.S. dollar is the functional currency of the Canadian parent company. The material differences between Canadian GAAP and United States GAAP (U.S. GAAP) are described and reconciled in Note 28. Certain comparative figures have been reclassified to conform to the 2006 financial statement presentation.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from the date of their acquisition.  All significant inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related amounts of revenues and expenses, and disclosure of contingent assets and liabilities.  Significant estimates and assumptions are used to evaluate the carrying values of long-lived assets, assets held for sale and goodwill, valuation allowances for accounts receivable and inventories, restructuring reserves, liabilities for potential litigation claims and settlements including product liability, assets and obligations related to employee pension and post-retirement benefits, the recovery and establishment of worldwide provision for income taxes including future income tax liabilities and the determination of the realizable value of future income tax assets, and the allocation of the purchase price of acquired assets and businesses.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.  Actual results could differ from those estimates.

Revenue Recognition

Sales and licensing and commission income are recognized upon shipment of product and transfer of ownership to the customer. The Company records estimated reductions to revenue for customer programs and incentive offerings, including special pricing agreements, promotions, advertising allowances and other volume-based incentives.  Provisions for customer incentives and provisions for sales and return allowances are made at the time of product shipment.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid instruments with original maturities of three months or less. The carrying amounts of cash and cash equivalents are stated at cost, which approximates their fair values.

Inventories

Inventories of raw material are valued at the lower of cost and replacement cost. Inventories of work in process and finished goods are valued at the lower of cost and net realizable value.  Cost is determined on a first-in, first-out basis.

Property, Plant and Equipment

Property, plant and equipment are depreciated as follows:

	Method	Rate

Buildings and improvements	Straight-line	40 years
Machinery and equipment	Declining balance	15%
Moulds	Straight-line	3 to 5 years
Furniture and fixtures	Declining balance	20%
Vehicles	Declining balance	30%
Computer equipment	Declining balance	30%
Leasehold improvements	Straight-line	Over the lesser of the useful life and the term of the lease

The capitalized value of depreciable assets under capital leases is amortized over the period of expected use, on a basis that is consistent with the above depreciation method and rates, if the lease contains terms that allow ownership to pass to the Company or contains a bargain purchase option. Otherwise, the asset is amortized over the lease term.

Intangible Assets

Intangible assets are recorded at cost:

Trademarks

Trademarks acquired as part of business acquisitions and registered trademarks are considered to have an indefinite life and are therefore not subject to amortization.  They are tested annually for impairment or more frequently when events or changes in circumstances indicate that the trademarks might be impaired. The impairment test compares the carrying amount of the trademarks with its fair value.

Customer Relationships

Customer relationships acquired as part of business acquisitions are amortized on a straight-line basis over a period of 20 to 25 years.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Patents

Patents are amortized on a straight-line basis over their expected useful lives ranging from 4 years to 15 years.

Goodwill

Goodwill represents the excess of the purchase price over the fair values assigned to identifiable net assets acquired of subsidiary companies. Goodwill, which is not amortized, is tested for impairment annually or more frequently when an event or circumstance occurs that more likely than not reduces the fair value of a reporting unit below its carrying amount.

A two-step impairment test is used to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized, if any. The fair value of a reporting unit is first compared with its carrying amount, including goodwill, in order to identify a potential impairment. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. When the carrying amount of a reporting unit exceeds its fair value, the implied fair value of the reporting unit's goodwill is then compared with its carrying amount to measure the amount of the impairment loss, if any. The fair value of a reporting unit is calculated based on discounted cash flows or valuations based on a market approach. When the carrying amount of a reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess.

Impairment or Disposal of Long-Lived Assets

The Company reviews its long-lived assets and amortizable intangible assets for impairment whenever events or changes in the circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An impairment loss is recognized when the carrying amount of the assets exceeds the fair value. Such evaluations for impairment are significantly affected by estimates of future prices for the Company’s product, economic trends in the market and other factors. Quoted market values are used whenever available to estimate fair value. When quoted market values are unavailable, the fair value of the long-lived asset is generally based on estimates of discounted expected net cash flows. Assets held for sale are reflected at the lower of their carrying amount or fair values less cost to sell and are not depreciated while classified as held for sale. Assets held for sale are included in other assets on the balance sheet.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Deferred Charges

Deferred charges are recorded at cost less accumulated amortization. They are included in other assets on the balance sheet.

Research and Development Costs:

The Company incurs costs on activities which relate to research and development of new products.  Research costs are expensed as they are incurred.  Development costs are also expensed as incurred unless they meet specific criteria related to technical, market and financial feasibility.  Deferred development costs are amortized on a straight-line basis over a period of two years.

Financing Costs:

The Company incurred certain costs related to the issuance of long-term debt.  These amounts are amortized as interest expense on a straight-line basis over the term or life of the related long-term debt.

Foreign Currency

The assets and liabilities of self-sustaining foreign operations, whose functional currency is other than the U.S. dollar (located principally in Europe), are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates for the period. Differences arising from the exchange rate changes are included in the cumulative translation adjustment (CTA) component of shareholders’ equity. If there is a reduction in the Company’s permanent investment in a self-sustaining foreign operation, the relevant portion of CTA is recognized in Selling, general and administrative expenses. All other operations, including the Canadian parent company, have the U.S. dollar as the functional currency. For these operations, monetary items denominated in currencies other than the U.S. dollar are translated at the exchange rates prevailing at the balance sheet date and translation gains and losses are included in income. Non-monetary items are translated at historical rates. Income and expenses are translated at the average exchange rates for the period. Foreign exchange gains and losses are reflected in net income.

Derivative Financial Instruments

Derivative financial instruments are utilized by the Company in the management of its foreign currency exposures. These derivative financial instruments are used as a method for meeting the risk reduction objectives of the Company by generating offsetting cash flows related to the underlying position in respect of amount and timing of forecasted foreign currency cash flows. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes. To meet its objective, the Company uses foreign exchange contracts, including futures, forwards and options.

The Company does not apply hedge accounting to foreign exchange contracts. Foreign exchange contracts are marked to market. Unrealized and realized gains and losses associated with derivative instruments are recorded in cost of sales.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Pension Plans and Post-Retirement Benefits

Pension Plans:

The Company's subsidiaries maintain defined benefit plans and defined contribution plans for their employees.  Pension benefit obligations under the defined benefit plans are determined annually by independent actuaries using management's assumptions and the accumulated benefit method for plans where future salary levels do not affect the amount of employee future benefits and the projected benefit method for plans where future salaries or cost escalation affect the amount of employee future benefits.  The plans provide benefits based on a defined benefit amount and length of service.

Plan assets are measured using the fair value method.  Actuarial gains or losses arise from the differences between the actual and expected long-term rate of return on plan assets for a period or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain or loss over 10 percent of the greater of the benefit obligation and the fair value of plan assets is amortized over the expected average remaining service period. The weighted average remaining service period of active employees covered by all pension plans is 10 years. Prior service costs arising from plan amendments are deferred and amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment. When the restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Pension expense consists of the following:

•

the cost of pension benefits provided in exchange for employees' services rendered in the period;

•

interest on the actuarial present value of accrued pension benefits less earnings on pension fund assets;

•

amounts which represent the amortization of the unrecognized net pension assets that arose when accounting policies were first applied and subsequent gains or losses arising from changes in actuarial assumptions, and experience gains or losses related to return on assets, amortized on a straight-line basis over the expected average remaining service life of the employee group.

Post-Retirement Benefits Other Than Pensions:

Post-retirement benefits other than pensions include health care and life insurance benefits for retired employees.  The costs of providing these benefits are accrued over the working lives of employees in a manner similar to pension costs.  Actuarial gains or losses are treated in a similar manner to those relating to pension plans. The average remaining service period of employees covered by the post-retirement benefit plan is 11 years.

Significant elements in determining the assets or liabilities and related income or expense for these plans are the expected return on plan assets, the discount rate used to value future payment streams, expected trends in health care costs, and other actuarial assumptions.  Annually, the Company evaluates the significant assumptions to be used to value its pension and post-retirement plan assets and liabilities based on current market conditions and expectations of future costs.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Future Income Taxes

Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values using the substantively enacted income tax rate in effect at the balance sheet date.  Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income and tax planning strategies. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of substantive enactment.

Stock-Based Compensation

The Company recognizes as an expense, all stock options granted, modified or settled using the fair value based method. As the Company has elected prospective treatment of this method for the 2004 fiscal year beginning on December 31, 2003, only options granted in fiscal 2004 or later have an impact on operating results. In addition, pro forma disclosure is presented for all options granted between January 1, 2002, the Company’s original adoption date of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3870, and the year ended December 30, 2003.

Stock options awards to employees are measured based on the fair value of the options at the grant date and a compensation expense is recognized over the vesting period of the options, with a corresponding increase to contributed surplus. When the stock options are exercised, capital stock is credited by the sum of the consideration paid, together with the related portion previously recorded to contributed surplus. The Company’s stock option plan and other disclosures are outlined in Note 18.

Guarantees

In the normal course of business, the Company enters into various agreements that may contain features that meet the definition of a guarantee. A guarantee is defined to be a contract that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign currency exchange rate, index of prices or rates, or other variable, including the occurrence or non-occurrence of a specified event (such as a scheduled payment under a contract), that is related to an asset, a liability or an equity security of the guaranteed party, (ii) failure of another party to perform under an obligating agreement, or (iii) failure of another party to pay its indebtedness when due. A liability is recorded when the Company considers it probable that a payment relating to a guarantee has to be made to the other party of the contract or agreement.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Future Accounting Changes

In January 2005, the CICA issued Handbook Section 1530, ‘‘Comprehensive Income’’, Section 3251, ‘‘Equity’’, Section 3855, ‘‘Financial Instruments – Recognition and Measurement’’ and Section 3865, ‘‘Hedges’’. The new standards increase harmonization with U.S. GAAP and will require the following:

•

Financial assets will be classified as either held-to-maturity, held-for-trading, loans and receivables or available-for-sale. Held-to-maturity classification will be restricted to fixed maturity instruments that the Company intends and is able to hold to maturity and will be accounted for at amortized cost. Held-for-trading instruments will be recorded at fair value each period with realized and unrealized gains and losses reported in net income. Loans and receivables will be accounted for at amortized costs. The remaining financial assets will be classified as available-for-sale. These will be recorded at fair value each period with unrealized gains and losses reported in a new category of the Consolidated Balance Sheet under shareholders’ equity called other comprehensive income (‘‘OCI’’);

•

Financial liabilities will be classified as either held-for-trading or other liabilities. Held-for-trading instruments will be recorded at fair value each period with realized and unrealized gains and losses reported in net income. Other instruments will be accounted for at amortized cost with gains and losses reported in net income in the period that the liability is derecognized;

•

Derivatives will be classified as held-for-trading unless designated as hedging instruments. All derivatives, including embedded derivatives that must be separately accounted for, will be recorded at fair value each period on the Consolidated Balance Sheet; and

•

A new financial statement, Consolidated Statement of Comprehensive Income, has been introduced. Comprehensive income is defined as all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income is comprised of two components, net income and OCI. OCI refers to amounts that are recorded as an element of shareholders’ equity but are excluded from net income because these transactions or events were attributed to changes from non-owner sources.

The guidance will apply for interim and annual financial statements relating to fiscal years beginning on or after December 31, 2006.  Although Dorel is in the process of evaluating the impact of these standards, the Company does not expect the Financial Instruments and Hedges standards to have a material impact on its consolidated financial statements as Dorel currently uses mark-to-market accounting for derivative instruments.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 3 – RESTRUCTURING ACTIVITIES

In 2006, the Company recorded total expenses of $4,740 (2005 – $9,460) with respect to restructuring activities, of which $1,069 (2005 – $2,478) were recorded as cost of sales and $3,671 (2005 – $6,982) were recorded as restructuring costs. Expenses of $740 (2005 – $9,460) relate to the overall plan to improve the earnings of the Home Furnishings Segment and $4,000 (2005 – nil) relate to the restructuring activities initiated in the fourth quarter of 2006 in the Juvenile Segment (see below for details).

Home Furnishings Segment

In the third quarter of 2005, the Company announced a plan for the consolidation of its four North American ready-to-assemble (RTA) furniture manufacturing plants with the closure of its Wright City, Missouri facilities. The closure was necessitated by excess capacity caused by a strategic shift away from exclusive domestic production to a combination of North American production and imported items. The related restructuring actions were completed in the fourth quarter of 2006, with $39 remaining to be paid at year-end. The Company has recorded a cumulative charge of $10,200 under the plan, including $8,651 non-cash charges related to write-downs of assets held for sale and inventory markdowns. Charges recorded consisted of the following:

	2006	2005

Buildings held-for-sale write-downs	$ -	$ 4,359
Equipment held-for-sale write-downs	-	2,030
Employee severance and termination benefits	-	374
Contractual obligations and legal fees	-	219
Recorded as restructuring costs	-	6,982
Inventory markdowns (in Cost of sales)	(91)	2,353
Move of inventory, equipment and other expenses (in Cost of sales)	831	125
Total	$ 740	$ 9,460

A summary of the related restructuring plan provision is as follows:

	Balance			Balance
	Dec. 30, 2005	2006 Provision	Cash Paid	Dec. 30, 2006
Employee severance and termination benefits	$ 313	$ (22)	$ (291)	$ -
Contractual obligations and legal fees	219	9	(228)	-
Move of inventory, equipment and other related expenses	62	844	(867)	39
Total	$ 594	$ 831	$ (1,386)	$ 39

			Balance
	2005 Provision	Cash Paid	Dec. 30, 2005
Employee severance and termination benefits	$ 374	$ (61)	$ 313
Contractual obligations and legal fees	219	-	219
Move of inventory, equipment and other related expenses	125	(63)	62
Total	$ 718	$ (124)	$ 594

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 3 – RESTRUCTURING ACTIVITIES (Cont’d)

Juvenile Segment

In the fourth quarter of 2006, Dorel Europe initiated restructuring activities which will affect the Juvenile Segment. Significant operational changes related to the production facility in Telgate, Italy will be implemented. A similar initiative is in progress regarding the facilities located in Cholet, France. The plan’s objective is to reduce operational costs through strategic sourcing and manufacturing. These restructuring initiatives are expected to be completed by 2008 and result in cumulative restructuring charges totaling between $11,500 and $14,500. The Company has recorded $4,000 in non-cash charges for 2006, consisting of the following:

2006

Machinery and equipment write-downs	$ 836
Building write-down	450
Employee contractual termination benefits	2,871
Net curtailment gains on defined benefit pension plans (Note 15)	(486)
Recorded as restructuring costs	3,671
Inventory markdowns (in Cost of sales)	329
Total	$ 4,000

As at December 30, 2006, the related restructuring plan provision totaling $2,935 consists of employee contractual termination benefits. Of this amount, $1,303 is included in accrued liabilities and $1,632 is included in other long-term liabilities.

NOTE 4 - BUSINESS ACQUISITION

On February 3, 2004, the Company acquired all the outstanding shares of Pacific Cycle, LLC, a designer and supplier of bicycles and other recreational products. As part of the acquisition agreement, certain members of Pacific Cycle's management group were party to a deferred purchase price payment plan. Under the terms of this plan, additional consideration was contingent upon achieving specified earnings objectives over a period of three years following the date of acquisition. As at December 30, 2006, this contingency was resolved and an amount of $128 was recorded as an additional element of purchase price which increased goodwill by this amount. A balance of sale of $794 remains outstanding, with $605 payable in 2007 and $189 payable in 2009.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 5 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	2006	2005

Accounts receivable	$ 343,812	$ 334,312
Allowance for anticipated credits	(43,254)	(41,320)
Allowance for doubtful accounts	(5,827)	(5,767)

	$ 294,731	$ 287,225

NOTE 6 - INVENTORIES

Inventories consist of the following:

	2006	2005

Raw materials	$ 64,926	$ 63,114
Work in process	6,119	8,094
Finished goods	255,495	208,057

	$ 326,540	$ 279,265

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT

	2006
		Accumulated
	Cost	Depreciation	Net

Land	$ 10,892	$ -	$ 10,892
Buildings and improvements	54,810	11,464	43,346
Machinery and equipment	82,917	52,081	30,836
Moulds	104,034	83,597	20,437
Furniture and fixtures	4,932	2,782	2,150
Computer equipment	26,606	13,094	13,512
Leasehold improvements	7,350	5,007	2,343
Construction in progress	15,664	-	15,664
Assets under capital leases	3,525	1,359	2,166
Vehicles	1,483	827	656

	$ 312,213	$ 170,211	$ 142,002

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 7 - PROPERTY, PLANT AND EQUIPMENT (Cond’t)

	2005
		Accumulated
	Cost	Depreciation	Net

Land	$ 9,931	$ -	$ 9,931
Buildings and improvements	54,306	9,877	44,429
Machinery and equipment	81,205	47,540	33,665
Moulds	97,132	71,733	25,399
Furniture and fixtures	4,652	2,588	2,064
Computer equipment	20,000	10,262	9,738
Leasehold improvements	5,748	3,448	2,300
Construction in progress	13,783	-	13,783
Assets under capital lease	2,985	801	2,184
Vehicles	1,528	773	755

	$ 291,270	$ 147,022	$ 144,248

Construction in progress consists of the following major categories:

	2006	2005

Buildings and improvements	$ 1,997	$ 415
Machinery and equipment	1,442	1,221
Moulds	11,920	8,528
Computer equipment	305	3,619

	$ 15,664	$ 13,783

Depreciation of property, plant and equipment amounted to $22,587 (2005 - $23,818).

NOTE 8 - INTANGIBLE ASSETS

	2006
		Accumulated
	Cost	Amortization	Net

Trademarks	$ 208,127	$ -	$ 208,127
Customer relationships	52,989	7,837	45,152
Patents	17,736	9,049	8,687

	$ 278,852	$ 16,886	$ 261,966

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 8 - INTANGIBLE ASSETS (Cond’t)

		2005
		Accumulated
	Cost	Amortization	Net

Trademarks	$ 199,666	$ –	$ 199,666
Customer relationships	49,203	5,114	44,089
Patents	16,116	6,960	9,156
Licences	1,000	666	334

	$ 265,985	$ 12,740	$ 253,245

In 2006, the aggregate amount of amortizable intangible assets acquired amounted to $1,703 of which $49  is unpaid at year-end. In 2005, the aggregate amount of amortizable intangible assets acquired amounted to $6,968 of which $2,755 was unpaid at December 30, 2005 and $1,375 is still unpaid at December 30, 2006. The aggregate amortization expense of intangible assets amounted to $4,710 (2005 – $4,668).

NOTE 9 – OTHER ASSETS

Other assets consist of the following:

	2006	2005

Deferred development costs (1)	$ 16,174	$ 14,402
Accrued benefit asset (Note 15)	10,134	10,750
Long-term future income tax assets (Note 24)	817	47
Deferred financing costs (2)	331	843
Assets held for sale (3)	152	3,699
Other	316	316
	$ 27,924	$ 30,057

(1)

The Company incurred $18,797 (2005 – $16,086) of research and development costs of which $8,169 (2005 – $7,945) were expensed and $10,628 (2005 – $8,141) were deferred. Amortization of deferred development costs amounted to $9,672 (2005 – $10,513).

(2)

The amortization of financing costs included in interest on long-term debt is $512 (2005 – $1,592).

(3)

In December 2006, all buildings previously held for sale as part of the restructuring activities of the home furnishing segment, along with other buildings of the Wright City, Missouri facilities were sold. The Company is leasing back a portion of the property and as such, the $9 gain on disposal was deferred and is amortized over the lease term. Remaining assets held for sale consist of equipment of $152.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 10- BANK INDEBTEDNESS

The average interest rates on the outstanding borrowings for 2006 and 2005 were 3.85% and 2.14% respectively.  As at December 30, 2006, the Company had available bank lines of credit amounting to approximately $24,385 (2005 – $20,119) which are renegotiated annually.

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2006	2005

Trade creditors and accruals	$ 238,891	$ 223,586
Salaries payable	23,797	21,211
Product liability (Note 22)	32,593	37,216
Other accrued liabilities	31,634	23,909

	$ 326,915	$ 305,922

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 12 – LONG-TERM DEBT

	2006	2005

Series “A” Senior Guaranteed Notes

Bearing interest at 6.80 % per annum with principal repayments as follows:
• 2 annual instalments of $1,000 ending in July 2008
• 1 instalment of $8,500 in July 2009
• 2 annual instalments of $10,000 ending in July 2011
• 1 final instalment of $16,500 in July 2012	$ 47,000	$ 48,000

Bearing interest at 5.09% per annum repayable in February 2008	55,000	55,000

Series “B” Senior Guaranteed Notes

Bearing interest at 5.63% per annum repayable in February 2010	55,000	55,000

Term Notes

Bearing interest at 7.00% per annum with principal repayments in 2 annual instalments of $4,800 ending in April 2008	9,600	14,400

Bearing interest at 7.13% per annum with principal repayments in 2 annual instalments of $1,600 ending in June 2008	3,200	4,800

Revolving Bank Loans

Bearing interest at various rates per annum, averaging 7.14% based on LIBOR or U.S. bank rates, total availability of $425,000 (2005 - $425,000)	212,296	269,136

Obligations under capital leases	593	880

Other	278	443

	382,967	447,659

Current portion	(7,832)	(8,025)

	$ 375,135	$ 439,634

(1)

Subsequent to year-end, the revolving bank loans initially due to mature in April 2007 were extended to July 2010 as part of the renegotiation of their terms. Please refer to Note 29 of these financial statements.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 12 – LONG-TERM DEBT (Cond’t)

The aggregate repayments in subsequent years of existing long-term debt will be:

Fiscal Year Ending	Amount

2007	$ 7,832
2008	62,703
2009	8,636
2010	277,296
2011	10,000
Thereafter	16,500

$ 382,967

Under the unsecured long-term debt agreements, the Company is subject to certain covenants, including maintaining certain financial ratios. As at December 30, 2006, the Company is in compliance with these covenants.

NOTE 13 – OTHER LONG-TERM LIABILITIES

	2006	2005

Employee compensation	$ 4,641	$ 3,078
Restructuring provision (Note 3)	1,632	-
Balance of sale payable (Note 4)	189	665
Other	1,257	2,617

	$ 7,719	$ 6,360

Employee compensation consists of bonuses based on length of service and profit sharing offered by one of the Company’s subsidiaries.

NOTE 14 – FINANCIAL INSTRUMENTS

In the normal course of business, the Company uses various financial instruments including derivative financial instruments.  As outlined in Note 2, the Company uses derivative financial instruments to reduce exposure to fluctuations in foreign exchange rates.  The derivative financial instruments consist of foreign exchange contracts, including futures, forwards and options. The Company does not enter into foreign exchange contracts for speculative or trading purposes. The non-derivative financial instruments include those as outlined below.  By their nature, all such instruments involve risk, including market risk and the credit risk of non performance by counterparties.  These financial instruments are subject to normal credit standards, financial controls, risk management as well as monitoring procedures.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 14 – FINANCIAL INSTRUMENTS (Cond’t)

Foreign Exchange Risk Management

The Company enters into various types of foreign exchange contracts to manage its exposure to foreign currency risk. The Company's market risk with respect to foreign exchange contracts is limited to the exchange rate differential. The fair values of foreign exchange contracts are estimated using year-end market rates and reflect the amount the Company would receive or pay if the instruments were closed out at these dates. The term of the currency derivatives ranges from three to twelve months.

The amounts of outstanding contracts at year-end, presented by currency, are included in the table below:

	2006			2005
Foreign exchange contracts Currencies (sold/bought)	Average rate (1)	Notional amount (2)	Fair value	Average rate (1)	Notional amount (2)	Fair value
Futures $/CDN$	0.8901	$ 25,742	$ (849)	–	$ –	$ –
Forwards EUR/$	0.7676	$ 24,650	$ (390)	0.8110	$ 24,500	$ 905
GBP/$	0.5243	$ 2,600	$ (73)	0.5710	$ 1,250	$ 22
GBP/EUR	0.6750	$ 3,165	$ (7)	0.6795	$ 1,183	$ 13
Options EUR/$	0.7602	$ 26,500	$ (333)	0.8076	$ 19,550	$ 291
GBP/$	0.5172	$ 4,250	$ (70)	–	$ –	$ –
GBP/EUR	0.6725	$ 3,099	$ (4)	–	$ –	$ –

(1)

Rates are expressed as the number of units of the currency sold for one unit of currency bought.

(2)

Exchange rates as at December 30, 2006 and 2005 were used to translate amounts in foreign currencies.

During the year, the Company recorded net foreign exchange gains in the amount of $472 (2005 – $4,516).

Fair Value Disclosure

Fair value estimates are made as of a specific point in time using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.

The Company has determined that the carrying amount of its short-term financial assets and liabilities approximates fair values as at the balance sheet dates because of the short-term nature of those financial instruments.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 14 – FINANCIAL INSTRUMENTS (Cond’t)

The fair value of long-term debt is $380,244 (2005 – $446,839) compared to a carrying amount of $382,967 (2005 – $447,659) as at December 30, 2006. The fair value of long-term debt is estimated based on discounting expected future cash flows at the discount rates which represent borrowing rates presently available to the Company for loans with similar terms and maturity. For long-term debt bearing interest at variable rates, the fair value is considered to approximate the carrying amount.

As at December 30, 2006 and 2005, the fair value of other long-term liabilities is comparable to their carrying value.

As described in Note 20, the Company has certain outstanding letters of credit and guarantees. Management does not expect any material losses to result from these instruments.

Concentrations of Credit Risk

The Company is exposed to credit losses resulting from defaults by counterparties. The Company enters into financial instruments with a diversity of creditworthy parties. When entering into foreign exchange contracts, the counterparties are large Canadian and international banks. Therefore, the Company does not expect to incur material credit losses on its risk management or other financial instruments.

Substantially all accounts receivable arise from sales to the retail industry. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. In addition, a portion of the total accounts receivable is insured against possible losses. In 2006, sales to two major customers represented 47.3% of total revenue. Accounts receivable from these customers comprised 36.8% of the Company’s total accounts receivable balance as at December 30, 2006. In 2005, there were three major customers representing 59.1% of total revenue. Accounts receivable from these three customers comprised 51.5% of the total accounts receivable balance as at December 30, 2005. The Company establishes an allowance for doubtful accounts based on the specific credit risk of its customers and historical trends.

NOTE 15 – PENSION & POST RETIREMENT BENEFIT PLANS

Pension Benefits

The Company's subsidiaries maintain defined benefit plans and defined contribution plans for their employees.  Pension benefit obligations under the defined benefit plans are determined annually by independent actuaries using management's assumptions and the accumulated benefit method for the plan where future salary levels do not affect the amount of employee future benefits and the projected benefit method for plans where future salaries or cost escalation affect the amount of employee future benefits.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 15 – PENSION & POST RETIREMENT BENEFIT PLANS (Cond’t)

Information regarding the Company’s defined benefit pension plans is as follows:

	2006	2005
Accrued benefit obligations:
Balance, beginning of year	$ 32,644	$ 32,644
Current service cost	1,549	1,421
Interest cost	1,813	1,716
Amendments	842	-
Participant contributions	178	127
Benefits paid	(1,688)	(1,590)
Effect of exchange rates	1,183	(1,495)
Actuarial (gain) / loss	489	(179)
Restructuring giving rise to curtailments	(882)	-
Balance, end of year	36,128	32,644

Plan assets:
Fair value, beginning of year	25,660	25,032
Actual return on plan assets	2,802	1,293
Employer contributions	1,449	1,372
Participant contributions	178	127
Benefits paid	(1,688)	(1,590)
Effect of exchange rates	378	(433)
Additional charges	(126)	(141)
Fair value, end of year	28,653	25,660

Funded status - plan deficit	(7,475)	(6,984)
Unamortized actuarial loss	10,284	11,742
Unamortized transitional obligation	113	110
Unamortized past service cost	1,517	934
Net amount recognized	$ 4,439	$ 5,802

The net amount recognized consists of the following:

Accrued benefit asset	$ 10,134	$ 10,750
Accrued benefit liability	(5,695)	(4,948)
Net amount recognized	$ 4,439	$ 5,802

The accrued benefit asset relating to pension benefits is included in other assets and the accrued benefit liability is included in pension & post-retirement benefit obligations on the Company’s Consolidated Balance Sheet.

The accrued benefit obligation at the end of the period and the fair value of plan assets at the end of the period for the aggregate of plans with accrued benefit obligations in excess of plan assets are the following:

	2006	2005

Accrued benefit obligation, end of year	$ 11,806	$ 10,062
Fair value of plan assets, end of year	$ 4,043	$ 3,007

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 15 – PENSION & POST RETIREMENT BENEFIT PLANS (Cond’t)

Net pension costs for the defined benefit plans comprise the following:

	2006	2005

Current service cost	$ 1,549	$ 1,421
Interest cost	1,813	1,716
Actual return on plan assets	(2,802)	(1,293)
Actuarial (gain) / loss	489	(179)
Amendments	842	-
Effects of curtailments (Note 3)	(486)	-

Benefit cost before adjustments to recognize the long-term nature of the plans	1,405	1,665
Difference between actual and expected return on plan assets	855	(716)
Difference between actuarial loss on accrued benefit obligation and the amount recognized	568	1,158
Difference between amortization of past service costs and actual amendments for the year	(601)	136
Amortization of transition obligation	9	9

Pension expense	$ 2,236	$ 2,252

Under the Company’s defined contribution plans, total expense was $1,506 (2005 – $1,653). Total cash payments for employee future benefits for 2006, consisting of cash contributed by the Company to its funded plans, cash contributed to its defined contribution plans and benefits paid directly to beneficiaries for unfunded plans, was $3,532 (2005 – $3,623).

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 15 – PENSION & POST RETIREMENT BENEFIT PLANS (Cond’t)

Post-Retirement Benefits

One of the Company’s subsidiaries maintains a defined benefit post-retirement benefit plan for substantially all its employees.

Information regarding this Company’s post-retirement benefit plan is as follows:

	2006	2005

Accrued benefit obligation:
Balance, beginning of year	$ 14,998	$ 12,610
Current service cost	356	274
Interest cost	772	837
Amendments	-	372
Benefits paid	(573)	(584)
Actuarial (gains)/losses	(1,714)	1,489

Balance, end of year	13,839	14,998

Plan assets:
Employer contributions	573	584
Benefits paid	(573)	(584)

Fair value, end of year	-	-

Funded status-plan deficit	(13,839)	(14,998)
Unamortized actuarial (gain)/loss	(1,288)	478
Unamortized past service costs	452	426

Accrued benefit liability	$ (14,675)	$ (14,094)

Net costs for the post-retirement benefit plan comprise the following:

	2006	2005

Current service cost	$ 356	$ 274
Interest cost	772	837
Plan amendments	-	372
Actuarial (gain)/loss	(1,714)	1,489

Benefit cost before adjustments to recognize the long-term nature of the plans	(586)	2,972
Difference between actuarial (gain)/loss on accrued benefit obligation and the amount recognized	1,714	(1,489)
Difference between amortization of past service costs and actual amendments for the year	26	(1,481)

Net benefit plan expense	$ 1,154	$ 2

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 15 – PENSION & POST RETIREMENT BENEFIT PLANS (Cond’t)

Assumptions

Weighted-average assumptions used to determine benefit obligations as at December 30:

	Pension Benefits		Post-Retirement Benefits
	2006	2005	2006	2005

Discount rate	5.40%	5.29%	5.55%	5.75%
Rate of compensation increase	2.30%	2.28%	n/a	n/a

Weighted-average assumptions used to determine net periodic cost for the years ended December 30:

	Pension Benefits		Post-Retirement Benefits
	2006	2005	2006	2005

Discount rate	5.29%	5.30%	5.75%	6.00%
Expected long-term return on plan assets	7.97%	7.94%	n/a	n/a
Rate of compensation increase	2.28%	2.26%	n/a	n/a

The measurement date used for plan assets and pension benefits and the measurement date used for post-retirement benefits was December 30 for both 2006 and 2005. The most recent actuarial valuations for the pension plans and post-retirement benefit plans are dated January 1, 2006. The most recent actuarial valuation of the pension plans for funding purposes was as of January 1, 2006, and the next required valuation will be as of January 1, 2007.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 15 – PENSION & POST RETIREMENT BENEFIT PLANS (Cond’t)

Plan assets are held in trust and their weighted average allocations were as follows as at the measurement date:

	2006	2005

Equity securities	26%	58%
Debt securities	60%	30%
Other	14%	12%
	100%	100%

The assumed health care cost trend used for measurement of the accumulated postretirement benefit obligation is 8% in 2007, decreasing gradually to 5% in 2010 and remaining at that level thereafter. Assumed health care cost trends have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	1 Percentage Point Increase	1 Percentage Point Decrease

Effect on total of service and interest cost	$ 193	$ (154)
Effect on post-retirement benefit obligation	$ 2,175	$ (1,773)

Other

Certain of the Company’s subsidiaries have elected to act as self-insurer for certain costs related to all active employee health and accident programs.  The expense for the year ended December 30, 2006 was $11,871 (2005 – $11,535) under this self-insured benefit program.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 16 – CAPITAL STOCK

The capital stock of the Company is as follows:

Authorized

An unlimited number of preferred shares without nominal or par value, issuable in series.

An unlimited number of Class "A" Multiple Voting Shares without nominal or par value, convertible at any time at the option of the holder into Class "B" Subordinate Voting Shares on a one-for-one basis.

An unlimited number of Class "B" Subordinate Voting Shares without nominal or par value, convertible into Class "A" Multiple Voting Shares, under certain circumstances, if an offer is made to purchase the Class "A" shares.

Details of the issued and outstanding shares are as follows:

	2006		2005
	Number	Amount	Number	Amount

Class “A” Multiple Voting Shares

Balance, beginning of year	4,473,244	$ 1,939	4,706,294	$ 2,059

Converted from Class “A” to Class “B” (1)	(32,700)	(18)	(233,050)	(120)

Balance, end of year	4,440,544	$ 1,921	4,473,244	$ 1,939

Class “B” Subordinate Voting Shares

Balance, beginning of year	28,385,698	$ 160,564	28,093,898	$ 158,817

Converted from Class “A” to Class “B” (1)	32,700	18	233,050	120

Issued under stock option plan (2)(3)	2,500	52	58,750	1,627

Balance, end of year	28,420,898	$ 160,634	28,385,698	$ 160,564

TOTAL CAPITAL STOCK		$ 162,555		$ 162,503

(1)

During the year, the Company converted 32,700 (2005 –233,050) Class “A” Multiple Voting Shares into Class “B” Subordinate Voting Shares at an average rate of $0.56 per share (2005 – $0.51 per share).

(2)

During the year, the Company realized tax benefits amounting to $10 (2005 – $166) as a result of stock option transactions.  The benefit has been credited to capital stock and is not reflected in the current income tax provision.

(3)

In 2005, capital stock was credited by the sum of consideration paid following exercise of stock options, together with the related portion previously recorded to contributed surplus amounting to $44 (2006 – nil).

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 17 – CONTRIBUTED SURPLUS

The following table summarizes the contributed surplus activity:

	2006	2005

Balance, beginning of year	$ 3,639	$ 1,081
Stock-based compensation (Note 18)	2,422	2,602
Exercise of stock options (Note 16)	-	(44)

Balance, end of year	$ 6,061	$ 3,639

NOTE 18 – STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

Stock option plans

Under various plans, the Company may grant stock options on the Class "B" Subordinate Voting Shares at the discretion of the board of directors, to senior executives and certain key employees.  The exercise price is the market price of the securities at the date the options are granted.  Of the 6,000,000 Class “B” Subordinate Voting Shares initially reserved for issuance, 3,078,750 were available for issuance under the share option plans as at December 30, 2006.  Options granted vest according to a graded schedule of 25% per year commencing a day after the end of the first year, and expire no later than the year 2010.

The Company’s stock option plan is as follows:

	2006		2005
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Options outstanding, beginning of year	1,456,500	$30.88	1,615,750	$26.95
Granted	-	-	262,000	34.03
Exercised	(2,500)	16.95	(58,750)	24.45
Cancelled	(90,000)	33.35	(362,500)	31.93

Options outstanding, end of year	1,364,000	$30.73	1,456,500	$30.88

Total exercisable, end of year	942,000	$29.68	593,375	$29.14

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 18 – STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS (Cond’t)

A summary of options outstanding at December 30, 2006 is as follows:

Total Outstanding				Total Exercisable
Range of Exercise Prices	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options	Weighted Average Exercise Price

$27.26 - $29.51	657,250	$27.65	0.68	596,000	$27.46

$31.80 - $34.49	706,750	$33.60	2.30	346,000	33.49

$27.26 - $34.49	1,364,000	$30.73	1.52	942,000	$29.68

Total compensation cost recognized in income for employee stock options for the year amounts to $2,237 (2005 – $2,433), and was credited to contributed surplus.

If the Company had elected to recognize compensation costs based on the fair value at the date of grant for options granted since January 1, 2002, the Company’s net income and earnings per share would have been reduced to the following pro-forma amounts:

		2006	2005

Net income	As reported	$88,865	$91,322
	Pro forma	$88,259	$89,444

Basic earnings per share	As reported	$2.70	$2.78
	Pro forma	$2.69	$2.72

Fully diluted earnings per share	As reported	$2.70	$2.77
	Pro forma	$2.69	$2.72

Weighted-average fair value of options granted during the year		-	$11.05

The above pro-forma net income and earnings per share as well as compensation cost recognized in income were computed using the fair value of granted options as at the date of grant as calculated by the Black-Scholes option pricing model.  The following weighted average assumptions were used to estimate the fair values of options granted during the year:

	2006	2005

Risk-free interest rate	N/A	3.53%
Dividend yield	N/A	Nil
Expected volatility	N/A	32.5%
Expected life	N/A	4.37

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 18 – STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS (Cond’t)

Deferred Share Unit Plan

The Company has a Deferred Share Unit Plan (the “DSU Plan”) under which an external director of the Company may elect annually to have his or her director’s fees and fees for attending meetings of the Board of Directors or committees thereof paid in the form of deferred share units (“DSU’s”). The number of DSU’s received by a director is determined by dividing the amount of the remuneration to be paid in the form of DSU’s on that date (the “Award Date”) by the fair market value of the Company’s Class “B” Subordinate Voting Shares on the Award Date. Upon termination of a director’s service, a director may receive, at the discretion of Board of Directors, either:

(a)

cash equal to the number of DSU’s credited to the director’s account multiplied by the fair market value of the Class “B” Subordinate Voting Shares on the date a notice of redemption is filed by the director; or

(b)

the number of Class “B” Subordinate Voting Shares equal to the number of DSU’s in the director’s account.

(c)

a combination of cash and Class “B” Subordinate Voting Shares

Of the 75,000 DSU’s authorized for issuance under the plan, 59,278 were available for issuance under the DSU plan as at December 30, 2006. During the year, 7,242 additional DSU’s were issued (2005 – 6,191) and $185 (2005 - $169) was expensed and credited to contributed surplus. At December 30, 2006, 15,722 (2005 – 8,480) DSU’s are outstanding with related contributed surplus amounting to $429 (2005 – $244).

NOTE 19 – CUMULATIVE TRANSLATION ADJUSTMENT

The change in the translation adjustment included in shareholders’ equity is the result of the exchange rates fluctuation on translation of net assets of self-sustaining foreign operations and exchange gains or losses on intercompany account balances that form part of the net investments.

The net change in the cumulative translation adjustment is as follows:

	2006	2005

Balance, beginning of year	$ 28,145	$ 79,489

Effect of exchange rate variation on translation of net assets of self-sustaining foreign operations and exchange gains or losses on intercompany account balances that form part of the net investments	37,726	(51,344)

Portion included in income as a result of reductions in net investments in self-sustaining foreign operations	(1,985)	-

Balance, end of year	$ 63,886	$ 28,145

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

a)

The Company has entered into long-term operating lease agreements for buildings and equipment that expire at various dates through the year 2016. Rent expense was $24,961 and $25,347 in 2006 and 2005, respectively. Future minimum lease payments exclusive of additional charges, are as follows:

Fiscal Year Ending

Amount

2007

$   20,199

2008

16,036

2009

9,509

2010

6,435

2011

   3,869

Thereafter

    8,437

$64,485

b)

The Company has entered into various licensing agreements for the exclusive use of certain brand names on its products. Under these agreements, the Company is required to pay royalties as a percentage of sales with minimum royalties of $4,131 due in fiscal 2007 and $800 due in fiscal 2008 and 2009 combined.

c)

In 2006, the Company entered into contracts to purchase raw materials. Under these agreements, the Company must make specified minimum payments if raw material quantities it purchases fall below the minimum levels specified in the contract.  As at December 30, 2006, the Company is subject to minimum purchase commitments of approximately $19,098 due in 2007, $14,945 due in 2008 and $4,864 due in 2009.

d)

As at December 30, 2006, the Company has capital expenditure commitments of approximately $2,282 and commercial letters of credit outstanding totalling $110.

e)

In the normal course of business, the Company enters into agreements that may contain features which meet the definition of a guarantee:

▪

The Company granted irrevocable standby letters of credit issued by highly rated financial institutions to various third parties to indemnify them in the event the Company does not perform its contractual obligations, such as payment of product liability claims, lease agreements, duties and workers compensation claims.  As at December 30, 2006, standby letters of credit outstanding totalled $13,563. As many of these guarantees will not be drawn upon, these amounts are not indicative of future cash requirements. No material loss is anticipated by reason of such agreements and guarantees and no amounts have been accrued in the Company’s consolidated financial statements with respect to these guarantees.

▪

The Company has provided a financing provider the right, upon customer default on payment to this financing provider, to sell back certain products to the Company at predetermined prices. The maximum exposure with respect to this guarantee as at December 30, 2006 is $2,973. Should the Company be required to act under such agreement, it is expected that no material loss would result after consideration of possible resell recoveries. Historically, the Company has not made any payments under such vendor financing agreement and no amounts have been accrued in the Company’s consolidated financial statements with respect to this guarantee.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 21 – CONTINGENCIES

The breadth of the Company’s operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating the ultimate taxes the Company will pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal, provincial, state and local tax audits. The resolution of these uncertainties and the associated final taxes may result in adjustments to the Company’s tax assets and tax liabilities.

The Company is currently a party to various claims and legal proceedings.  If management believes that a loss arising from these matters is probable and can reasonably be estimated, that amount of the loss is recorded, or the minimum estimated liability when the loss is estimated using a range and no point within the range is more probable than another. When a loss arising from such matters is probable, legal proceedings against third parties or counterclaims are recorded only if management, after consultation with outside legal counsels, believes such recoveries are probable of being realized.  As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary.  Based on currently available information, management believes that the ultimate outcome of these matters, individually and in aggregate, will not have a material adverse effect on the Company’s financial position or overall trends in results of operations.

The fourth quarter of 2006 includes a charge of $4,472 for anti-dumping duties imposed upon the Company by the United States Department of Commerce (“DOC”). These duties pertain to certain metal furniture imported from China into the United States that was subject to anti-dumping duties during the period between December 3, 2001 through May 31, 2003.  The Company originally recorded and estimated this liability to be $2,500. However, in December 2006 the DOC liquidated these transactions at a rate that was substantially higher than previously expected by the Company. As such, the Company recorded an expense of $4,472 related to the duty on such imports. In relation to this charge the Company has a pending claim against a major international law firm.  That claim relates to a breach of professional duty by the law firm for its failure to timely file a request for an administrative review by the DOC of the duties imposed.

NOTE 22– PRODUCT LIABILITY

The Company is insured for product liability by the use of both traditional insurance and self-funded insurance programs, which mitigate its product liability exposure.

The estimated product liability exposure was calculated by an independent actuary based on historical sales volumes, past claims history and management and actuarial assumptions.  The estimated exposure includes incidents that have occurred, as well as incidents anticipated to occur on units sold prior to December 30, 2006.  Significant assumptions used in the actuarial model include management’s estimates for pending claims, product life cycle, discount rates, and the frequency and severity of product incidents.

As at December 30, 2006, the Company’s recorded liability amounts to $32,593 (2005 – $37,216), which represents the Company’s total estimated exposure related to current and future product liability incidents.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 23 – INSURANCE RECOVERY

In 2006, the Company recorded an amount of $5,000 in connection with a business interruption insurance claim made following a major fire at one of the Company’s primary suppliers of particle board in April 2006. The claim was made as a result of incurring increased costs of production, principally paying higher board prices. This insurance recovery was recorded as a reduction of these additional costs, in cost of sales.

NOTE 24 – INCOME TAXES

Variations of income tax expense from the basic Canadian federal and provincial combined tax rates applicable to income from operations before income taxes are as follows:

	2006		2005

PROVISION FOR INCOME TAXES	$ 33,090	33.0%	$ 35,281	33.0%

ADD (DEDUCT) EFFECT OF:
Difference in effective tax rates of foreign subsidiaries	(22,289)	(22.2)	(17,689)	(16.5)
Recovery of income taxes arising from the use of unrecorded tax benefits	(3,940)	(3.8)	(3,828)	(3.6)
Change in valuation allowance	2,432	2.4	698	0.6
Non-deductible stock options	606	0.6	536	0.5
Other non-deductible items	632	0.6	729	0.7
Change in future income taxes resulting from changes in tax rates	647	0.6	(249)	(0.2)
Other – net	231	0.2	113	0.1

ACTUAL PROVISION FOR INCOME TAXES	$ 11,409	11.4%	$ 15,591	14.6%

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 24 – INCOME TAXES (Cond’t)

The tax effects of significant items comprising the Company’s net future income tax liabilities are as follows:

	2006	2005

Capital and operating loss carry forwards	$ 8,379	$ 4,685
Employee pensions and post-retirement	2,725	2,143
Other long-term liabilities	1,081	304
Accounts receivable	3,613	5,451
Inventories	6,887	6,047
Accrued expenses	17,570	15,233
Stock options	399	267
Derivatives	480	(412)
Share issue costs	-	223
Property, plant and equipment	(21,482)	(20,416)
Intangible assets	(44,595)	(37,718)
Goodwill	(10,135)	(6,545)
Deferred development costs	(4,212)	(4,059)
Prepaid expenses	(126)	(1,356)
Valuation allowance	(3,473)	(1,029)
Foreign exchange and other	(2,081)	256

	$ (44,970)	$ (36,926)

The short-term and long-term future income tax assets and liabilities are as follows:

	2006	2005

Short-term future income tax assets	$ 29,046	$ 26,060
Long-term future income tax assets (Note 9)	817	47
Long-term future income tax liabilities	(74,833)	(63,033)

	$ (44,970)	$ (36,926)

As at December 30, 2006, the Company has $344 of capital losses with no expiry and $58,022 of operating loss carryforwards, of which $22,244 will expire between 2007 and 2011 and $21,190 will expire between 2022 and 2026. The remaining $14,588 have no expiration. The Company also has unclaimed expenses available indefinitely to reduce federal income tax amounting to $1,826. The Company recognized a future income tax asset for all of these unused tax losses and other available income tax reductions but used a valuation allowance to reduce the related future income tax asset to the amount that is more likely than not to be realized.  As limitations on the utilization of these tax assets may apply, the Company has provided a valuation allowance in the amount of $3,473 as at December 30, 2006 for the full value of the capital losses and unclaimed expenses and for a portion of the operating loss carryforwards expiring between 2007 and 2011.

The Company has not recognized a future income tax liability for the undistributed earnings of its subsidiaries in the current or prior years since the Company does not expect to sell or repatriate funds from those investments, in which case the undistributed earnings may become taxable. Any such liability cannot reasonably be determined at the present time.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 25 – EARNINGS PER SHARE

The following table provides a reconciliation between the number of basic and fully diluted shares outstanding:

	2006	2005

Weighted daily average number of Class “A” Multiple and Class “B” Subordinate Voting Shares	32,860,375	32,836,733

Dilutive effect of stock options and deferred share units	385	90,968

Weighted average number of diluted shares	32,860,760	32,927,701

Number of anti-dilutive stock options and deferred share units excluded from fully diluted earnings per share calculation	1,370,454	872,881

NOTE 26 – STATEMENT OF CASH FLOWS

Net changes in non-cash balances related to operations are as follows:

	2006	2005

Accounts receivable	$ 188	$ (12,220)
Inventories	(39,752)	2,112
Prepaid expenses	1,053	2,095
Accounts payable, accruals and other liabilities	10,810	(36,086)
Income taxes	(1,701)	(544)

Total	$ (29,402)	$ (44,643)

Details of acquisition of subsidiary companies:

Acquisition of subsidiary companies in the statement of cash flows represents payments on the balance of sale payable. For the year ended December 30, 2006, payments were $4,946 (2005 - $7,440).

The components of cash and cash equivalents are:

	2006	2005

Cash	$ 22,725	$ 12,345
Short-term investments	3,200	-

Cash and cash equivalents	$ 25,925	$ 12,345

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 26 – STATEMENT OF CASH FLOWS (Cond’t)

Supplementary disclosure:
	2006	2005

Interest paid	$ (30,689)	$ (29,372)
Income taxes paid	(20,217)	(19,045)
Income taxes received	12,832	4,373

Acquiring a long-lived asset by incurring a liability does not result in a cash outflow for the Company until the liability is paid. As such, the consolidated statement of cash flows excludes the following non-cash transactions:

	2006	2005

Acquisition of property, plant and equipment financed by accounts payable and accrued liabilities	$ 1,088	$ 1,137
Acquisition of intangible assets financed by accounts payable and accrued liabilities	$ 49	$ 2,755

NOTE 27 – SEGMENTED INFORMATION

The Company’s significant business segments include:

▪

Juvenile Products Segment:  Engaged in the design, sourcing, manufacturing and distribution of children’s furniture and accessories which include infant car seats, strollers, high chairs, toddler beds, cribs and infant health and safety aids.

▪

Home Furnishings Segment:  Engaged in the design, sourcing, manufacturing and distribution of ready-to-assemble furniture and home furnishings which include metal folding furniture, futons, step stools, ladders and other imported furniture items.

▪

Recreational / Leisure Segment:  Engaged in the design, sourcing and distribution of recreational and leisure products and accessories which include bicycles, jogging strollers, scooters and other recreational products.

The accounting policies used to prepare the information by business segment are the same as those used to prepare the consolidated financial statements of the Company as described in Note 2.

The Company evaluates financial performance based on measures of income from segmented operations before interest and income taxes.  Inter-segment sales were immaterial for the years ended December 30, 2006 and 2005.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 27 – SEGMENTED INFORMATION (Cond’t)

Geographic Segments – Origin

	Total Revenue		Property, plant and equipment and Goodwill
	2006	2005	2006	2005
Canada	$ 189,152	$ 187,029	$ 41,151	$ 40,692
United States	1,061,049	1,071,605	355,500	360,053
Europe	385,526	369,649	246,076	224,735
Other foreign countries	135,441	132,582	631	286
Total	$1,771,168	$1,760,865	$643,358	$ 625,766

Industry Segments

	Total
	2006	2005
Total Revenue	$ 1,771,168	$ 1,760,865
Cost of sales	1,363,421	1,367,217
Selling, general and administrative expenses	209,886	181,780
Depreciation and amortization	36,876	38,920
Research and development costs	8,169	7,945
Restructuring costs	3,671	6,982
Earnings from Operations	149,145	158,021
Interest	29,899	32,650
Corporate expenses	18,972	18,458
Income taxes	11,409	15,591
Net income	$ 88,865	$ 91,322

Total Assets	$ 1,594,160	$ 1,522,055
Additions to property, plant and equipment - net	$ 14,236	$ 19,434

Goodwill

The continuity of goodwill by industry segment is as follows:

	Total
	2006	2005

Balance, beginning of year	$ 481,518	$ 512,546
Additional consideration (Note 4)	128	-
Adjustments	-	(4,506)
Foreign exchange	19,710	(26,522)

Balance, end of year	$ 501,356	$ 481,518

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 27 – SEGMENTED INFORMATION (Cond’t)

Juvenile		Home Furnishings		Recreational / Leisure
2006	2005	2006	2005	2006	2005
$ 900,833	$ 846,856	$ 541,938	$ 569,347	$ 328,397	$ 344,662
635,321	598,218	461,671	495,492	266,429	273,507
133,108	112,081	40,328	34,410	36,450	35,289
29,849	31,615	5,948	6,318	1,079	987
5,331	5,542	2,838	2,403	-	-
3,671	-	-	6,982	-	-
$ 93,553	$ 99,400	$ 31,153	$ 23,742	$ 24,439	$ 34,879
–	–	–	–	–	–
–	–	–	–	–	–
–	–	–	–	–	–
$ –	$ –	$ –	$ –	$ –	$ –

$ 907,693	$ 892,469	$ 297,409	$ 243,683	$ 389,058	$ 385,903
$ 11,799	$ 15,449	$ 1,684	$ 3,057	$ 753	$ 928

Juvenile		Home Furnishings		Recreational / Leisure
2006	2005	2006	2005	2006	2005
$ 307,259	$ 333,781	$ 31,172	$ 31,172	$ 143,087	$ 147,593
-	-	-	-	128	-
-	-	-	-	-	(4,506)
19,710	(26,522)	-	-	-	-
$ 326,969	$ 307,259	$ 31,172	$ 31,172	$ 143,215	$ 143,087

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 27 – SEGMENTED INFORMATION (Cond’t)

	Total
	2006	2005
Total Assets

Total assets for reportable segments	$ 1,594,160	$ 1,522,055
Corporate assets	33,246	20,660

Total assets	$ 1,627,406	$ 1,542,715

Concentration of Credit Risk

Sales to the Company’s major customers as described in Note 14 were concentrated as follows:

	Canada		United States		Foreign
	2006	2005	2006	2005	2006	2005

Juvenile	2.2%	2.5%	12.6%	19.3%	-	0.5%
Home furnishings	4.8%	4.7%	11.5%	12.8%	6.9%	7.1%
Recreational/Leisure	-	-	9.3%	12.2%	-	-

NOTE 28 – UNITED STATES ACCOUNTING PRINCIPLES

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which, in the case of the Company, conform in all material respects with those in the United States (U.S. GAAP), except as follows:

(a) Deferred product development costs

Canadian GAAP allows for the deferral and amortization of development costs if specific criteria are met.  Under U.S. GAAP all costs classified as development costs are expensed as incurred.

(b) Pension plans and post retirement benefits other than pensions

Under U.S. GAAP, prior to fiscal 2006, if the accumulated benefit obligation exceeded the market value of plan assets, a minimum liability for the excess was recognized to the extent that the liability recorded in the balance sheet was less than the minimum liability.  Any portion of this additional liability that related to unrecognized past service cost was recognized as an intangible asset and the remainder was charged to other comprehensive income, net of the related tax effect.  Canadian GAAP had no such requirement to record a minimum liability.

For the benefit obligation in Italy, under U.S. GAAP, the Company applied EITF 88-1 where the benefit obligation represented the actuarial present value of the vested benefits to which the employee was entitled if the employee separated immediately. Considering the ongoing restructuring plan, no more differences exist between Canadian GAAP and U.S. GAAP in this respect in 2006.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 28 – UNITED STATES ACCOUNTING PRINCIPLES (Cond’t)

Effective December 30, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment to FASB Statements No. 87, 88, 106, and 132(R)”, on a prospective basis for U.S. GAAP purposes. The standard requires an employer to recognize the overfunded or underfunded status of a defined benefit pension or postretirement plan as an asset or liability with an offsetting amount in accumulated other comprehensive income and to recognize changes in that funded status in the year in which they occur through comprehensive income. Current Canadian GAAP only requires disclosure of the funded status in the notes to the financial statements. These new rules replace the additional minimum liability GAAP difference that existed previously and resulted in recognition of the unrecognized gains/losses to accumulated other comprehensive income, net of tax.

(c) Reduction of a net investment in a foreign operation

Under Canadian GAAP, a gain or loss equivalent to a proportionate amount of the exchange gain or loss accumulated in the translation adjustment has to be recognized in income when there has been a reduction of a net investment in a foreign operation. Under U.S. GAAP, a gain or loss should only be recognized in income in the case of a sale or substantially complete liquidation of a net investment in a foreign operation.

(d) Stock options

Effective December 31, 2005, the Company adopted SFAS No.123 (revised 2004), "Share-Based Payment" (SFAS 123R), on a modified prospective basis for U.S. GAAP purposes. SFAS 123R requires the use of the fair value method to measure compensation expense for the Company’s stock options issued after December 31, 2005, as well as for the portion of awards for which the requisite service has not been performed and are outstanding as of December 31, 2005. SFAS 123R eliminates the alternative to account for forfeitures as they occur and requires companies to estimate the number of stock options expected to vest. SFAS 123R also requires certain changes to the accounting for income taxes with regards to stock-based compensation expense and to the classification of the cash flow effects of excess tax benefits. As the Company previously applied the fair value based method but adjusted compensation cost at the time forfeitures occurred, the Company recorded an increase in income as a cumulative change in accounting principle as at December 31, 2005, of $195 (net of taxes of $21) as a result of the adoption of SFAS 123R.

The Company had previously adopted the fair value recognition of the former SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), effective December 31, 2003, resulting in the recognition of stock-based compensation expense using the fair value method for stock options issued subsequent to that date. The Company accounts for its stock based compensation under Canadian GAAP as described in Note 2 of these financial statements, which was harmonized with its U.S. GAAP treatment until fiscal 2006.

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 28 – UNITED STATES ACCOUNTING PRINCIPLES (Cond’t)

(e) Retained Earnings

Under Canadian GAAP, stock issue costs were shown as an adjustment to retained earnings.  Under U.S. GAAP, the carrying amount of capital stock is shown net of issue costs.

(f) Income taxes related to the above adjustments

The income tax adjustment reflects the impact on deferred income taxes of the U.S. GAAP adjustments described above. As at December 30, 2006 and 2005, accounting for income taxes under Canadian and U.S. GAAP is similar, except that income tax rates of enacted or substantially enacted tax law must be used under Canadian GAAP, whereas only income tax rates of enacted tax law can be used under U.S. GAAP.

(g) Reconciliation of net income

The following table reconciles the net income as reported on the Consolidated Statement of Income to the net income that would have been reported had the financial statements been prepared in accordance with U.S. GAAP:

	2006	2005

Net income in accordance with Canadian GAAP	$ 88,865	$ 91,322

Adjustments to reconcile financial statements to U.S. GAAP:

Deferred product development costs (a)	(960)	2,196
Accounting for pensions (b)	-	(15)
Reduction of a net investment in a foreign operation (c)	(1,985)	-
Accounting for stock options (d)	(576)	-
Other	-	(40)
Income taxes related to the above adjustments (f)	398	(719)

U.S. GAAP net income before cumulative effect of change in accounting policy	85,742	92,744

Cumulative effect of change in accounting policy, net of tax (d)	195	-

Net income in accordance with U.S. GAAP	$ 85,937	$ 92,744

Earnings per share:
Basic	$ 2.62	$ 2.82
Fully Diluted	$ 2.62	$ 2.82

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 28 – UNITED STATES ACCOUNTING PRINCIPLES (Cond’t)

(h) Comprehensive Income

The United States Financial Accounting Standards Board has issued, SFAS No. 130, “Reporting Comprehensive Income”.  For the Company, the principal differences between net income, as historically reported in the Consolidated Statement of Comprehensive Income, is foreign currency translation recorded in shareholders’ equity and minimum pension liability not yet recognized as a net periodic pension cost.  Under Canadian GAAP, the concept of comprehensive income is not applicable to the Company until December 31, 2006. Comprehensive income is as follows:

	2006	2005

Net income in accordance with U.S. GAAP	$ 85,937	$ 92,744

Other comprehensive income, net of taxes:

Foreign currency translation adjustments	37,049	(50,669)
Change in minimum pension liability (b)	354	-
Other	-	47

Other comprehensive income	37,403	(50,622)

Comprehensive income	$ 123,340	$ 42,122

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 28 – UNITED STATES ACCOUNTING PRINCIPLES (Cond’t)

(i) Condensed Balance Sheet in accordance with U.S. GAAP

The following summarizes the Consolidated Balance Sheet amounts in accordance with U.S. GAAP:

	2006	2005

Current assets (f)	$ 694,895	$ 633,647
Property, plant and equipment	142,002	144,248
Intangible assets	261,966	253,245
Goodwill	501,356	481,518
Other assets (a) (b)	1,903	15,655

TOTAL ASSETS	$ 1,602,122	$ 1,528,313

Current liabilities (b)	351,953	342,204
Long term debt	375,135	439,634
Pension and post-retirement benefit obligations (b)	19,475	20,022
Deferred tax liability – long-term (f)	66,797	58,602
Other long-term liabilities	7,719	6,360
Capital stock (e)	158,776	158,724
Additional paid-in capital (d)	6,420	3,639
Retained earnings (a)(b)(c)(d)(e)(f)	557,850	471,795
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments (a)(c)	64,914	27,865
Minimum pension liability adjustment (b)	–	(532)
Impact of adopting SFAS 158 (b)
Unamortized net actuarial loss	(5,665)	-
Past service costs	(1,168)	-
Transitional obligation	(84)	-
Total accumulated other comprehensive income	57,997	27,333

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,602,122	$ 1,528,313

Condensed Statement of Cash Flows in accordance with U.S. GAAP

The following summarizes the Statement of Cash Flows in accordance with U.S. GAAP:

	2006	2005

Operating activities	$ 96,082	$ 90,555
Financing activities	(65,871)	(61,235)
Investing activities	(17,666)	(26,871)
Effect of exchange rates on cash	1,035	(1,392)

Increase in cash and cash equivalents	13,580	1,057
Cash and cash equivalents, beginning of year	12,345	11,288

Cash and cash equivalents, end of year	$ 25,925	$ 12,345

DOREL INDUSTRIES INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2006 and 2005

(All figures in thousands of U.S. dollars, except per share amounts)

NOTE 29 – SUBSEQUENT EVENTS

Subsequent to year-end, the Company renegotiated the terms of its unsecured revolving credit facility. This facility was extended to July 1, 2010 and provides for an annual one-year extension. The borrowing availability under this facility decreased to $325,000 from the availability as at December 30, 2006 of $425,000 as was disclosed in Note 12 to these financial statements. The credit agreement was also amended to include an accordion feature allowing the Company to have access to an additional $200,000 on a revolving basis, if required.

On February 28, 2007, the Company signed a purchase agreement to acquire a 55% interest in Australian company IGC (Australia) Pty Ltd. Operating as In Good Care, IGC is a well established manufacturer and distributor of juvenile products in Australia and New Zealand. The Company has paid cash consideration of $2,500 (AUD$3,200), and has assumed debt in the amount of $7,400 (AUD$9,400) in return for the 55% controlling interest.  The Company is presently in the process of allocating the cost of this purchase to the net assets acquired.